                                                            NEWS RELEASE
CONFIDENTIAL DRAFT
For Immediate Release: June 6, 2006

Telkonet Commences CFO Search

Germantown, MD, Telkonet, Inc. (Amex: TKO), the leader in providing in-building broadband access over existing electrical wiring, today announced that the Company has commenced a search for a Chief Financial Officer to succeed E. Barry Smith, who notified its Board of Directors on May 31, 2006 of his intent to resign as CFO of the Company effective June 30, 2006. In the interim, Richard Leimbach, the Controller, has been promoted to Vice-President of Finance to continue the management of the financial organization for the Company. Mr. Smith has offered his assistance during the transition.

Mr. Smith joined Telkonet in February 2003. “Barry has made a significant contribution over the last three years to the Company’s development, during which time his commitment to the Company required him to commute from his residence in West Chester, PA to Telkonet’s corporate headquarters in Germantown, Maryland. Barry’s increasing family commitments and his travel away from home were the reasons for his departure,” said Telkonet President & CEO Ronald W. Pickett.

Mr. Smith stated, “Telkonet is well positioned for growth and I sincerely appreciate having had the opportunity to contribute to its accomplishments. During my time with Telkonet, there were no disagreements between me and the Company’s management with respect to any matter of accounting principles or practices. I am ending my tenure with Telkonet amicably and the decision to leave was a difficult one. I am looking forward to the opportunity to devote more time to my family.”

About Telkonet
Telkonet Inc. (Amex: TKO) develops products that provide connectivity over existing electrical wiring and do not require the costly installation of additional wiring or major disruption of business activity. Telkonet’s products are designed for use in commercial and residential applications, including multi-dwelling units and the hospitality and government markets. For more information, please visit www.telkonet.com.

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand and the Company’s ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential factors that could affect the Company’s financial results, can be found in the Company’s Registration Statement and in its Reports on Forms 8-K filed with the Securities and Exchange Commission (SEC).

Contacts:

Joe Noel
Telkonet, Inc.
240.912.1851
jnoel@telkonet.com

Michael Porter
President
Porter, LeVay & Rose, Inc.
212-564-4700
mike@plrinvest.com www.plrinvest.com

Harrison G. Wise
Rubenstein Public Relations
212.843.8001
hwise@rubensteinpr.com